Exhibit 4.25

Changzhou Trina Solar Energy Co., Ltd. Syndicated Maximum Amount Property Mortgage Contract	2009/09
Translation
Changzhou Trina Solar Energy Co., Ltd.
(As a Mortgagor)
Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch
(As the Agent Bank)

Maximum Amount Property Mortgage Contract
Syndicated Loan Agreement for
Solar PV Industry Vertical Integration Product Project with the Annual Productivity of 500MW

September 28, 2009

The Maximum Amount Property Mortgage Contract herein (No.: Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Mortgage No. 001) is signed by the following parties at Xinbei District of Changzhou City on September 28, 2009.
1.
Changzhou Trina Solar Energy Co., Ltd. Limited, a limited company organized in Changzhou, Jiangsu Province under the laws of the People’s Republic of China with the registered address at No. 2 Tianhe Road, Electronic Industrial Park, Xinbei District, Changzhou, Jiangsu Province, is the Mortgagor of the contract (hereinafter referred to as “the Mortgagor”).

2.	Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch as the agent of the mortgage (hereinafter referred to as “the Agent Bank”).
Whereas,
1.
The Syndicated Loan Agreement on the Solar PV Industry Vertical Integration Product Project with the Annual Capacity of 500MW (hereinafter referred to as Loan Agreement) is made and entered into by and among Changzhou Trina Solar Energy Co., Ltd. as the Borrower (hereinafter referred to as “the Borrower”), Agricultural Bank of China Co., Ltd., Jiangsu Branch, as the Leading Bank, Bank of China Limited, Jiangsu Branch, as the Co-leading Bank, Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch, as the Agent Bank, and the financial institutions set forth in the appendix I of the Syndicated Loan Agreement as the Lenders (hereinafter referred to as “the Lenders”) in September 2009.

2.
The Mortgagor hereby agrees to mortgage the related assets it owns to the Export-Import Bank of China, Nanjing Branch, Agricultural Bank of China Co., Ltd., Changzhou Branch, Bank of Communications Co., Ltd., Changzhou Branch, China CITIC Bank Corporation Limited, Changzhou Branch and Bank of China Limited, Changzhou Branch (hereinafter referred to as “the Mortgagee”) for guaranteeing the Borrower’s performance of the Loan Agreement.

3.	In accordance with Article 18 of the Loan Agreement, the Mortgagor shall sign a maximum amount property mortgage contract with the Agent Bank which acts as the agent of the Mortgagee.
NOW, THEREFORE, THE TWO PARTIES AGREE AS FOLLOWS:
1.	Definition and Interpretation

Except as otherwise stipulated in the Maximum Amount Property Mortgage Contract, the meanings of the terms defined and interpreted in the Maximum Amount Property Mortgage Contract have the same meanings as defined in the Loan Agreement.

2.	Mortgage
2.1 The Mortgagor uses the property set forth in the attachment hereof as the mortgage guarantee for the Borrower’s performance of the Loan Agreement, and the Mortgagor and the Agent Bank shall sign a mortgage list (hereinafter referred to as the “Mortgage List”) which is identical in format and content to the attachment hereof at the day appointed by the Agent Bank. The list shall set forth the information relating to the mortgage used by the Mortgagor for the mortgage guarantee hereunder.
2.2 In case the Mortgage includes assets which liquidity is limited by laws, the Mortgagor is under the obligation to record all the related information on the Mortgage List. Where the assets which liquidity is limited by laws is used for the mortgage guarantee, the Mortgagor shall assist the Agent Bank in going through the related formalities, so as to ensure that the right to mortgage is effectively and legally established.
2.3 The value of the mortgage as of September 28, 2009 is RMB seventy-four million (RMB 74 million).
2.4 In case of loss, damage and confiscation to the mortgage during the mortgage period, the Mortgagee shall be given top priority in being indemnified by the insurance compensation, damages and compensation the Mortgagor received. Where the performance period of the secured Lender’s rights is not expired, the insurance compensation, damages and compensation may be drawn.
3.	Scope of the Guarantee
3.1 The master contract of the Maximum Amount Property Mortgage Contract includes the Loan Agreement and all the amendments or supplementary agreements and the single agreement or contract which have signed or will be signed pursuant to the Loan Agreement (hereinafter referred to as the “Master Contract”).
3.2 The principal Lender’s right guaranteed by the Mortgage hereunder is the principal amount of the loan granted to the Borrower by the Lenders occurred during the period of validity of the Master Contract with the total amount of not exceeding RMB one billion five hundred and twenty four million six hundred thousand (RMB 1,524,600,000) and USD eighty million (USD 80,000,000) (hereinafter referred to as “the Principal Lender’s Right” ).
3.3 The maximum amount of claims the Mortgage guaranteed (hereinafter referred to as the Guaranteed Debt) hereunder is the summation of the following:
(1) The Principal Lender’s Right
(2) The interest accrued by the Principal Lender’s Right (including legal interest, contracted interest, compound interest and penal interest)
(3) The commission that the Borrower failed to pay under the Loan Agreement during the period of validity of the Loan Agreement.
(4) The penalty, damages and all the cost arising from the Agent Bank and Lenders’ efforts to obtain the security interest for the Maximum Amount Property Mortgage Contract (including but not limited to the legal costs and attorney fees).
3.4 The performance period of the Guaranteed Debt is sixty (60) months after the Withdrawal Date of the first Loan Funds by the Borrower.

4.	Period for exercising the right to mortgage
4.1 The Mortgagee shall exercise the right to mortgage hereunder within the limitation of actions.
5.	Independence
5.1 The Mortgagor’s liability for guarantee hereunder is in continuity and its validity remains in force during the limitation of actions of the Principal Lender’s Right and will not be affected by any change in organization, mode of operation and contents of the Mortgagor.
5.2 The effectiveness of the Maximum Amount Property Mortgage Contract is independent of the Loan Agreement and its effectiveness shall not be affected in the event that the Loan Agreement becomes invalid. In the event that the Loan Agreement is invalid or rescinded, the Mortgagor shall still take the responsibility of guarantee hereunder. In the event that the Maximum Amount Property Mortgage Contract becomes invalid or be rescinded due to the Mortgagor’s fault, the Mortgagor shall indemnify all of the Mortgagee’s losses within the scope of Guaranteed Debt.
5.3 The Maximum Amount Property Mortgage Contract shall not be affected by any amendment, supplementary amendment or amendment to the Loan Agreement and/or the provisions of any other Financing Documents signed in accordance with the Loan Agreement.
5.4 The effectiveness of the Maximum Amount Property Mortgage Contract and the Mortgage hereunder shall not be affected by any person’s liquidation, merger, spin-off, restructuring, bankruptcy or any other change in terms of organization, or any other arrangement for the Borrower’s debt.
5.5 The Mortgage hereunder is owned by the Mortgagee and the Agent Bank in accordance with the legal provision or other guarantee document. The ownership of the Mortgage is beyond any other guarantee, right, authority and any other relief and it can be accumulated with and will be independent of any other right, authority or relief.
5.6 Both the Mortgagor and the Mortgagee confirm and agree: in case any Lender assign any of its rights and obligations under the Loan Agreement in accordance with the stipulations of the Loan Agreement to any Transferee, the Lender’s rights and obligations hereunder, which correspond to the assigned rights and obligations, shall also be assigned to the Transferee. the Mortgagor hereby agrees that it will take the responsibility for the guarantee for the foregoing guarantee hereunder and will provide assistance for the Transferee in going through the registration and change formalities relating to the Mortgage.

6.	Mortgage Registration
6.1 The Agent Bank and the Mortgagor shall go to the competent department to go through the registration formalities for the Mortgage five (5) days after signing the Mortgage List in accordance with the laws and regulations of the People’s Republic of China.
6.2 In case that the foregoing Mortgage List is signed in batch based on the conditions of the Mortgage, the Mortgagor is under the obligation to go through the mortgage registration formalities for the signed portion of the Mortgage List in accordance with the Agent Bank’s requests from time to time and Article 6.1 hereof.
6.3 At the time of going through the formalities to register the Mortgage pursuant to the Maximum Amount Property Mortgage Contract, the Mortgagor shall submit the certificate of title, certificate of right to use, other rights certificate and documents related to the property title to the Agent Bank for keeping. Upon the Mortgagor’s written application, the Agent Bank shall return the foregoing certificates to the Mortgagor ten (10) days after the Guaranteed Debt is settled. The Agent Bank shall provide assistance for the Mortgagor in cancelling the formalities relating to the Mortgage registration and the Mortgagor shall bear the related cost.
6.4 In case of any change in the items for mortgage registration and the original registration shall be changed in accordance with laws, the Mortgagor and the Agent Bank shall go to the competent department to go through the registration change formalities within fifteen (15) days after the registration items are changed.
7.	Effectiveness of the Mortgage
7.1 The Maximum Amount Property Mortgage Contract shall come into effect at the date it is signed by the Mortgagor and the Agent Bank, the right to mortgage of the Mortgage set forth in the Mortgage List is created since the date at which the Maximum Amount Property Mortgage Contract is signed; provided, however, that the right to mortgage of the Mortgage set forth in the Mortgage List is created at the time the mortgage registration is completed in accordance with the laws and regulations of the People’s Republic of China.
8.	Insurance
8.1 The Mortgagor shall cover the risk for the Mortgage within three (3) days after the conditions for insurance are obtained. The insurer shall be an insurance company with solid financial strength and good reputation and the type of insurance shall be property all risk (including machinery breakdown risk). The scope for insurance coverage shall comply with the industry standard and the related state regulations for insurance. The insured amount shall be no less than the market value of the mortgage. And the Mortgagor shall notify the Agent Bank three (3) days after the insurance is taken out. During the agreed period of guarantee hereunder, the Mortgagor shall not interrupt any insurance required by the Agent Bank.
8.2 The insurance policy of the insurance taken out in accordance with Article 8.1 hereof shall set forth that the Agent Bank is the first beneficiary. In case of loss to the property under the insurance, the Agent Bank is entitled to use the insurance indemnities for the repair of the damaged property. In the event that the damaged property cannot be repaired, the insurance indemnities shall be regarded as the additional security deposit and remitted to the Special Repayment Account the Mortgagor has with the Agent Bank.

8.3 The Mortgagor shall provide the Agent Bank with the insurance policy or insurance certificate or the original or copy of any certificate acceptable to the Agent Bank that can adequately prove the existence of the insurance policy in accordance with the Agent Bank’s reasonable requests from time to time.
8.4 In case that the Mortgagor failed to take out the insurance in accordance with Article 8.1 and Article 8.2 in the Maximum Amount Property Mortgage Contract and the Borrower failed to remedy the failure after receiving the written notification within the time specified in the written notification, the Agent Bank is entitled to select an insurer to take out the related insurance based on the insurance type and insured amount specified in Article 8.1 in the Maximum Amount Property Mortgage Contract and the premium shall be borne by the Mortgagor.
9.	The fulfillment of the right to mortgage
9.1 In case of any of the Breaching Events specified in Article 12 in the Maximum Amount Property Mortgage Contract, the Agent Bank is entitled to dispose of the Mortgage by auction, realization or sale by discount. The disposition of the proceeds from the Mortgage shall be limited to the amount of the Guaranteed Debt and the proceeds will be distributed to the Lenders based on the proportion each of the Lender’ s rights accounted for in the total Lender’s rights. Moreover, further treatment shall be made based on the following circumstances:
(1) In case of any Breaching Events specified in Article 22.01 in the Loan Agreement, the proceeds from the disposition of Mortgage by the Agent Bank shall be used to repay the Guaranteed Debt, distribute in the sequence agreed in Article 16.04 in the Loan Agreement and repaid to each of the Lenders in accordance with the repayment procedure agreed in the Loan Agreement.
(2) In the event that no Breaching Events specified in Article 22.01 in the Loan Agreement occur, the proceeds the Agent Bank obtained from the disposition of the Mortgage shall be used to repay the Guaranteed Debt. If there is a balance, the balance will be remitted to the Special Repayment Account the Mortgagor has with the Agent Bank.
9.2 During the process that the Agent Bank disposes of the Mortgage in accordance with Article 9.1 in the Maximum Amount Property Mortgage Contract, the Agent Bank is entitled to take the following actions:
(1)
Within the permit of the law, the Agent Bank is entitled to dispose of the Mortgage at the market price based on fair value and the discretion of the Agent Bank and will not take any responsibility for the loss occurred to the Mortgagor.

(2)	The Agent Bank may require the Mortgagor to pay the necessary expense due to the Agent Bank’s performance of any right entitled by the law or the Maximum Amount Property Mortgage Contract.
(3)
With regard to any claim relating to or in connection with the Mortgage, the Agent Bank may settle or reach a compromise or submit the claim for arbitration, or file an action or exercise the related rights in any means at the Agent Bank’s discretion or allow other person to exercise the related rights.

(4)	The Agent Bank may exercise any right entitled by law or take any action permitted by the law to realize any of its rights and interests under the Maximum Amount Property Mortgage Contract.
The Agent Bank may exercise all or part of the foregoing rights or defer exercising any rights.

9.3 In the event that the proceeds resulting from the disposition of the Mortgage hereunder by the Agent Bank in accordance with the agreement in Article 9.1 herein are more than the guarantee scope agreed in Article 3 hereof, the exceeding amount shall be owned by the Mortgagor.
9.4 In case any third party files any claim for the Mortgage due to any reason, or has any objection to the disposition of the Mortgage, the Mortgagor shall take any responsibility and consequence thereof. The claim and objection of any third party will not affect the Agent Bank’s disposition of the Mortgage in accordance with the agreement made in the Maximum Amount Property Mortgage Contract.
10.	Representations and Warranties
10.1 The Mortgagor hereby makes the following representations and warranties to the Mortgagee.
(1) The Mortgagor is a limited company organized and existing under the laws of the People’s Republic of China.
(2) The Mortgagor has full legal capacity for civil rights and capacity for civil disposition to conduct its business, sign the Maximum Amount Property Mortgage Contract and perform its rights and obligations hereunder.
(3) The Mortgagor has completed the internal procedures for signing the Maximum Amount Property Mortgage Contract and performing the rights and obligations hereunder. The person representing the Mortgagor to sign the Maximum Amount Property Mortgage Contract is the Mortgagor’s effectively authorized representative and the Maximum Amount Property Mortgage Contract the representative signed is binding upon the Mortgagor.
(4) The obligations of the Mortgagor hereunder are legal, effective and binding upon the Mortgagor and can be performed in accordance with the Maximum Amount Property Mortgage Contract.
(5) The Mortgagor’s signing of the Maximum Amount Property Mortgage Contract and its performance of the rights and obligations hereunder shall not or will not conflict with or violate the following documents.
(i)	Any agreement, contract or document affecting its assets structure in which the Mortgagor is a party;

(ii)	The Articles of Association of the Mortgagor or the fundamental document of other company, or

(iii)	Any applicable laws, regulations, judgment, award or verdict to the Mortgagor.
(6) The Mortgagor has obtained all the authorization, consent, approval and permit relating to the formulation and performance of Maximum Amount Property Mortgage Contract, or required by the implementation of the transaction hereof, moreover, the authorization, consent, approval and permit are legal and effective.
(7) The Mortgagor’s signing of the Maximum Amount Property Mortgage Contract and its performance of the rights and obligations hereunder are commercial acts for commercial purposes, which are fully binding upon by the civil and commercial laws.

(8) In any of the legal procedures held in China in which the Mortgagor is a party, the Mortgagor or its assets will not enjoy any right of immunity or privilege in prosecution, award, implementation, property preservation or other legal procedures.
(9) No person has initialed any legal procedures against the Mortgagor, which results in shut-down, liquidation, reorganization, bankruptcy, dissolution or the similar procedures for the Mortgagor.
(10) The Mortgagor lawfully has the title to and the right of disposition of the Mortgage. In case that the Mortgage shall be approved or permitted by the related party in advance, the Mortgagor shall guarantee that it has obtained the legal and effective approval and consent.
(11) The Mortgage set forth in the attachment hereof is not in connection with any dispute related to the right of title and/or disposition and it can be taken as the subject for mortgage guarantee. In case the Mortgage shall be approved or permitted by the related party in advance, the Mortgagor shall guarantee that it have obtained the legal and effective approval and consent.
(12) Except as the guarantee established by the Maximum Amount Property Mortgage Contract, the Mortgage is not in connection with any guarantee, co-ownership, any third party’s rights and interests, any ownership dispute or any other circumstance that may result in adverse impact upon the Mortgagee’s exercise of the right to mortgage.
10.2 The Mortgagor hereby confirms that the Mortgagee authorizes the Agent Bank to sign the Maximum Amount Property Mortgage Contract and fulfill the obligations hereunder based on its absolute reliance on the foregoing representations and warranties.
10.3 The foregoing representations and warranties made by the Mortgagor shall be absolute correct during the period of validity of the Maximum Amount Property Mortgage Contract and the Mortgagor shall guarantee to further provide the related documents from time to time based on the requests of the Agent Bank.
11.	Undertaking
From the effective date of the Maximum Amount Property Mortgage Contract to the termination of the rights and obligations hereof, the Mortgagor promises the Mortgagee:
11.1 The Mortgagor shall maintain its status as a legal person and its effective existence. And the Mortgagor shall comply with all the applicable laws and regulations and pay all the taxes imposed by the government.
11.2 The Mortgagor shall guarantee that its business nature and business scope will not witness any change that may result in Material Adverse Effect.
11.3 Except that the Mortgage is disposed in accordance with the agreement of the Maximum Amount Property Mortgage Contract, the Mortgage set forth in the attachment hereof shall be held and kept by the Mortgagor and shall also be held and kept by the Mortgagor during the period of validity of the Maximum Amount Property Mortgage Contract.

11.4 In case of any of the following events, the Mortgagor shall notify the Agent Bank within three (3) days after the occurrence of the foregoing events:
(1) Any of the events of default set forth in Article 12.1 in the Maximum Amount Property Mortgage Contract.
(2) Any lawsuit, arbitration and legal procedures specified in (8) and (9) under Article 10.1 hereof.
(3) Any ownership dispute or the measures, including but not limited to seal up, seizure, freeze, supervision, etc, due to the Mortgage.
(4) Loss, damage or the devaluation of the Mortgage.
(5) Any events that has resulted in or may result in Material Adverse Effect at the Mortgagor’s discretion.
11.5 The Mortgagor shall provide the Agent Bank with all the documents and data relating to the Mortgage hereunder based on the Agent Bank’s requests from time to time and guarantee the authenticity, correctness and completeness of the foregoing data.
11.6 The Mortgagor shall show the Agent Bank the detailed defect of the Mortgage set forth in the attachment hereof and repair or make up the defect in accordance with the requests of the Agent Bank.
11.7 In case the Mortgage including the property whose liquidity is restricted by law is leased or mortgaged, the Mortgagor is under the obligation to make indications in the attachment hereof. In case the Mortgagor failed to make indications and loss occurred to the Agent Bank during its fulfillment of the right to mortgage, the Mortgagor shall indemnify the related loss.
11.8 The Mortgagor shall keep the Mortgage in a proper way and shall repair and maintain the Mortgage, so as to ensure that the Mortgage is free from any damage. The Mortgagor shall cooperate with the Agent Bank and the intermediary in investigating and inspecting the Mortgage and adopt the suggestions put forward by the Agent Bank in the investigation and inspection and take proper measures to keep the Mortgage in good condition. The Mortgagor shall provide the Agent Bank with the inspection report of the Mortgage on schedule and make detailed explanations about the conditions of the Mortgage based on the Agent Bank’s requests from time to time.
11.9 The Mortgagor shall go through the formalities relating to the evaluation, notarization, appraisal and preserve of the Mortgage set forth in the attachment hereof and assist the Agent Bank in going through the registration formalities related to the Mortgage set forth in the attachment hereof. And the Mortgagor shall bear all the cost relating to the foregoing formalities.
11.10 The Mortgagor shall take out the insurance for the Mortgage set forth in the attachment hereof in accordance with the agreement in Article 8.1 and Article 8.2.
11.11 Except as the mortgage established in accordance with the Maximum Amount Property Mortgage Contract, the Mortgagor shall not establish a guarantee or allow any other person as the beneficiary of the guarantee without the prior written consent of the Agent Bank.

11.12 Without the prior written consent of the Agent Bank, the Mortgage shall not sell, lease, transfer, assign, contract, grant, remortgage or buy a share in kind with the Mortgage set forth in the attachment hereof or dispose the foregoing Mortgage in any other means.
11.13 With the prior written consent of the Agent Bank, the proceeds obtained by the Mortgagor by transferring any of the Mortgage set forth in the attachment hereof shall be implemented in accordance with the agreement in Article 9 hereof. In case that the Agent Bank thinks the proceeds the Mortgagor will obtain through assignment is evidently less than the value of the Mortgage, the Mortgagor shall provide the corresponding guarantee based on the requirement of the Agent Bank.
In any circumstance, the Mortgagor shall not damage the Mortgagee’s interest when the Mortgagor assigns the Mortgage set forth in the attachment hereof based on the agreement of the Maximum Amount Property Mortgage Contract.
11.14. In case of devaluation of the Mortgage set forth in the attachment hereof due to the Mortgagor’s act, the Mortgagor shall immediately stop the foregoing act and notify the Agent Bank of the information about the devaluation of the foregoing Mortgage and at the same time restore the value of the Mortgage within a reasonable period or provide the Agent Bank with property mortgage or guarantee acceptable to the Agent Bank and amounting to the devaluated amount of the Mortgage. Moreover, the Mortgagor shall go through the formalities relating to the evaluation and registration of the foregoing property mortgage or guarantee.
11.15 The Mortgagor shall not take any measures to carry out merger, spin-off, shut-down, reorganization, liquidation, bankruptcy, dissolution or any other similar procedure without the prior written consent of the Agent Bank.
11.16 In case that any third party uses his /her or its property to establish mortgage and/or pledge for the Mortgagee’s rights by providing guarantee (including but not limited to guarantee, mortgage, pledge and other guarantee modes) to the Guaranteed Debt specified in Article 3 hereof, and the Mortgagee abandons the right to mortgage provided by the third party, the order of the right to mortgage or the change of the right to mortgage or the right of pledge provided by any third party, the guarantee scope of the Mortgagor will not be narrowed and shall still be the scope prescribed in Article 3 hereof. The foregoing acts of the Mortgagee shall not affect or exempt the Mortgagor from any of the rights and guarantee obligation hereunder. The Mortgagor shall not require the Mortgagee to relieve the Mortgagor’s liabilities within the scope of the abandonment. At the same time, the Mortgagor waives to require the Mortgagee to execute the right to defense of the third party’s mortgage and/or pledge.
12.	Events of Default
12.1 Any of the following circumstances constitutes events of default:
(1) Any Breaching Events agreed in the Loan Agreement;
(2) Any events of default in terms of the guarantee agreement of contract in which any third party who provides guarantee (including but not limited to guarantee, mortgage, pledge and any other guarantee) for the Principal Lender’s Rights set forth in Article 3 hereof, excepted that the Guaranteed Debt under the guarantee agreement and contract applicable to the third party is not more than RMB 1 million (RMB1,000,000) or equivalent in other currencies.

(3) The Mortgagor violates the representations and warranties made in Article 10 or the undertaking in Article 11 hereof and the violations failed to be remedied by the Mortgagor to the Agent Bank’s satisfaction within ten (10) days since the earlier day of the following: the day of the Mortgagor knowing the violations or the day of the Agent Bank notifying the Mortgagor of the violations and requiring the Mortgagor to take remedy measures.
(4) The Mortgagor fails to show the Agent Bank any of the defects of the Mortgage set forth in the attachment hereof and the violations failed to be remedied by the Mortgagor to the Agent Bank’s satisfaction within ten (10) days since the earlier day of the following: the day of the Mortgagor knowing the violations or the day of the Agent Bank notifying the Mortgagor of the violations and requiring the Mortgagor to take remedy measures.
(5) The Mortgagor fails to take out the insurance for the Mortgage in accordance with the agreement hereof and the violations failed to be remedied by the Mortgagor to the Agent Bank’s satisfaction within three (3) days from the day of the Agent Bank requiring the Mortgagor to take remedy measures.
(6) The Mortgagor fails to go through the registration formalities for the Mortgage in accordance with the agreement hereof and the violations failed to be remedied by the Mortgagor to the Agent Bank’s satisfaction within three (3) days from the day of the Agent Bank requiring the Mortgagor to take remedy measures.
(7) The Mortgagor violates the agreement hereof and sells, leases, transfers, assigns, grants and remortgages the Mortgage, or invests in kind of contribution to form the equity, or disposes the Mortgage with any other means at its own discretion.
(8) The Mortgagor withholds the information about the co-ownership, dispute, seal-up or seizure of the Mortgage or the Mortgage has been mortgaged.
(9) The Mortgage held and kept by the Mortgagor is lost or damaged, but the insurance for the Mortgage is not taken out or the related insurance company refuses to indemnify for the loss or damage due to any reason.
(10) The Mortgagor precludes the Agent Bank from disposing the Mortgage in accordance with the agreement made in Article 9 hereof with any means (including doing something or omitting to do something).
(11) The Mortgagor failed to perform other obligations hereunder.
(12) Any event that the Mortgagee thinks may result in Material Adverse Effect on the Mortgagee’s rights hereunder.
12.2 In case of any of the events of default specified in Article 12.1, the Agent Bank may take one or many of the following measures:
(1) To notify the Borrower and declare that the Loan Agreement will terminate, and the Mortgagee will not accept the Borrower’s application for loan.

(2) To notify the Mortgagor in written and declare to dispose of the Mortgage by auction, realization and sale with discount. And the proceeds from the disposition will be implemented in accordance with the agreement made in Article 9 hereof.
(3) To notify the Borrower in writing and require the Borrower to provide otherwise guarantee for the Loan Agreement.
(4) To notify the Mortgagor in writing, in case the Mortgagor fails to remedy the violations to the Agent Bank’s satisfaction within ten (10) days after the violations, the Agent Bank is entitled to require the Mortgagor to pay a penalty based on 5% of the balance of the Principle Lender’s Rights without any delay.
(5) To notify the Mortgagor in writing and require the Mortgagor to pay damages to indemnify the Agent Bank all the direct and indirect loss (including but not limited to the Guaranteed Debt) due to the foregoing violations.
(6) To lodge a lawsuit in the People’s Court where the Maximum Amount Property Mortgage Contract is signed.
(7) To exercise the other rights entitled by the laws and under the Maximum Amount Property Mortgage Contract.
12.3 The penalty and damages referred to in (4) and (5) under Article 12.2 hereof constitute an independent and payment on demand debt incurred by the Mortgagor to the Mortgagee.
12.4 Upon the Lenders’ requests with written evidence, the Mortgagor shall indemnify any of the Lenders the loss, cost (including but not limited to the reasonable attorney fees, legal costs, etc) and expense due to any events of default or the Mortgagor’s failure to fulfill any of the obligations hereunder. However, the Lender shall exercise the foregoing rights through the Agent Bank.
13.	Expenses
13.1 Any and all taxes and expenses in regard to this Maximum Amount Property Mortgage Contract as well as the Mortgage hereunder (including but not limited to stamp duty, attorney fees, notarial fees, registration fees for this Contract as well as the fees and expenses in relation to the insurance, delivery, storage, custody, appraisal, maintenance and repair of the Mortgage) shall be paid or repaid by the Mortgagor.
13.2 Upon the request of the Agent Bank, the Mortgagor shall immediately indemnify the Agent Bank in full against any and all reasonable fees and expenses incurred by the Agent Bank for its exercise and performance of any of its rights hereunder or any of its rights under any and all document mentioned herein, or for its exercise and performance of such rights in any judicial district, including but not limited to the financial expenses, attorney fees and legal costs incurred by the Agent Bank due to the disposal of Mortgage in accordance with Article 9 hereof.
13.3 The Mortgagor shall, from time to time, pay off any and all registration expenses and taxes imposed on the Mortgagor presently or in the future for this Contract or for any and all document mentioned herein.

13.4 The Mortgagor is obliged to pay in full any and all payment to the Agent Bank in accordance with this Contract. The Mortgagor shall not make any claim such as offset of payment or counterclaim, nor demanding any restrictive terms or conditions.
14.	Modification of Parties
This Contract shall have legally binding effect on the Parties hereto as well as the lawful successors and assignees of the Parties.
15.	Information Disclosure
15.1 The Agent Bank shall have the duty of confidentiality to any and all information in relation to any and all documents regarding this Contract provided to the Agent Bank by the Mortgagor or by any other third party authorized by the Mortgagor (including but not limited to the appraisal reports, insurance documents and documents of mortgage registration regarding to Mortgage). However, the Agent Bank and the Mortgagee shall have the right to:
(1) disclose such information which has been known publicly (excluding the information which becomes publicly known due to the Agent Bank’s breach of this clause;
(2) disclose such information in any judicial or arbitration proceeding;
(3) disclose such information in accordance with any laws and regulations;
(4) disclose such information to the Leading Bank or any Lender;
(5) disclose such information to any regulators such as governmental, financial or taxation authorities;
(6) disclose such information to its professional consultants;
(7) disclose such information within the scope prescribed in Article 15.2;
(8) disclose such information upon receiving the consent of the Mortgagor.
15.2 The Mortgagee shall have the right to disclose the following information to any Affiliate, or any third party which may enter into or has been entered into assignment agreement or any other agreement in regard to this Contract with the Mortgagee (hereinafter referred to as the “Participant”):
(1) any and all documents in relation to this Contract (including but not limited to the appraisal reports, insurance documents and documents of mortgage registration) and the copies thereof; and
(2) any information in relation to the documents as prescribed in the preceding paragraph which has been obtained by the Mortgagee.
However, prior to obtaining any confidential information, the Participant shall deliver to the Mortgagee a written undertaking in which it agrees to have the obligation of confidentiality pursuant to Article 15.1 hereof.
15.3 The agreement as prescribed in Article 15.1 and Article 15.2 shall supersede any and all prior undertakings regarding confidentiality in relation to this Contract which has been made by the Mortgagee prior to its participation of this Contract.

16.	Amendments and Supplements
16.1 The Agent Bank may make amendments to the terms and conditions hereunder with the Mortgagor from time to time. In case such amendments involve modification to the registration of this Contract, the Mortgagor shall be obliged to go through the formalities regarding amendments to registration with the registration authorities together with the Agent Bank, and any amendments made thereafter shall be binding on the Agent Bank and the Mortgagor.
16.2 In case of the Loan Agreement is amended as agreed in the Loan Agreement, where such amendments to the Loan Agreement involve modification to the registration of this Contract, the Mortgagor shall be obliged to go through the formalities regarding amendments to registration with the registration authorities together with the Agent Bank.
16.3 As necessary to meet the needs to go through the formalities of mortgage registration, upon the request of Agent Bank, the Mortgagor shall be obliged to enter into, with the Agent Bank, a supplementary agreement to this Contract or any mortgage agreement conforming to the terms and conditions herein and in compliance with the requirements made by the registration authorities.
17.	Notices
17.1 Any notice, request, instrument or any other documents which will be delivered to any party hereof pursuant to this Contract shall be in writing, and delivered to the receiving party in accordance with the address, telex number, fax number with the contact noted (if any) as designated by the receiving party from time to time. The addresses, telex number, fax number and the contacts (if any) of the parties hereto are specified hereunder on the signature page.
17.2 Any communication among the parties hereto pursuant to this Contract shall be deemed received by the receiving party under the following circumstances:
(1) received upon the actual delivery where such communication is made by courier service;
(2) received upon the completion of delivery and receipt of correct feedback or transmission report where such communication is made by telex or fax;
(3) received upon the 12:00 PM at noon (Beijing Time) on the seventh (7th) business day after posting if sent by registered letter with the correct address on it.
17.3 Where any party hereto makes amendments to its contact, address, telex or fax number, it shall notify the other party hereto two (2) days after such amendments was made.
18.	Grace and Partially Invalid
18.1 Any failure or delay by the Mortgagee and/or the Agent Bank to exercise any rights hereunder shall not be deemed as the waiver of such rights. Any waiver or partial waiver of any certain rights by the Mortgagee and/or the Agent Bank shall not prevent its exercise of such rights by other means, or its subsequent exercise of such rights or its exercise of any other rights. The rights and remedies agreed herein shall not prevent any other rights or remedies endowed to the Mortgagee and/or the Agent Bank in accordance with the laws and regulations.

18.2 The invalidity or unenforceability of any provision herein in any time and in any aspect shall not affect or impair the legitimacy, effectiveness or enforceability of any other provision hereunder.
19.	Applicable Laws and Jurisdiction
19.1 This Contract shall be governed by and construed according to the laws of People’s Republic of China (including but not limited to the currently effective PRC laws, the administrative regulations, decisions and orders published by the State Council of China, local decrees published by the local people’s congress at different levels and rules published by the ministries and commissions of the State Council of China and local people’s governments; but excluding laws and regulations published in Hong Kong SAR, Macau SAR and Taiwan Region)
19.2 Any and all disputes arising from this Contract shall be solved through friendly consultations among the parties hereto. In the event that the parties hereto fail to solve the disputes through consultations, such disputes shall be governed by the people’s court at the jurisdiction where this Contract was entered into.
20.	Counterparts
20.1 This Contract is drafted and signed in Chinese.
20.2 Matters not mentioned herein shall be otherwise concluded by the Mortgagor and the Agent Bank with a further supplementary agreement to be signed. Where such supplementary agreement involves the modifications of the registered content in regard to this Contract, the parties related shall go through the formalities of amendments to the registration in relation to such supplementary agreement. Such supplementary agreement and this Contract shall have equal validity and legal effect.
20.3 The appendices hereto shall constitute the effective integral parts of this Contract.
20.4 This Contract is executed in eight (8) official counterparts, with the Mortgagor, Mortgagee and Agent Bank retaining one (1) counterpart respectively. The remaining counterparts shall be temporally kept by the Agent Bank for the purpose of the registration of mortgage in regard to this Contract. Each counterpart shall have the equal effectiveness.

Signature Page
The Borrower: Changzhou Trina Solar Energy Co., Ltd.
Address: No. 2 Tianhe Road, Electronic Industry Park, Xinbei District, Changzhou
Post Code: 213031
Person-in-charge: Gao Jifan
Telephone: 0519-85176833                     Fax: 0519-85176913
Contact Person: Zhang Yinhua
Authorized Signatory:

/s/	[sealed]
Name:	Seal
Date: September 28, 2009
The Agent Bank: Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-Branch
Address: No. 311 Central Tongjiang Road, Xinbei District, Changzhou
Post Code: 213022
Person-in-charge: Xie Zhixin
Telephone: 0519-85198999                      Fax: 0519-85196151
Contact Person: Wang Jianping
Authorized Signatory:

/s/	[sealed]
Name:	Seal
Date: September 28, 2009

Appendix to the Maximum Amount Property Mortgage Contract:
The Syndicated Loan Agreement for the Solar PV Industry Vertical Integration Product Project with the Annual Capacity of 500MW
Mortgage List of the Maximum Amount Property Mortgage Contract
This List of Mortgaged Property is made as of September 28, 2009 in Xinbei District, Changzhou by and between:
1.
Changzhou Trina Solar Energy Co., Ltd., a limited company organized in Changzhou, Jiangsu Province under the laws of the People’s Republic of China with the registered address at No. 2 Tianhe Road, Electronic Industrial Park, Xinbei District, Changzhou, Jiangsu Province, is the Mortgagor of the contract (hereinafter referred to as “the Mortgagor”).

2.	Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-branch as the agent of the mortgage (hereinafter referred to as “the Agent Bank”).
WHEREAS,
The Mortgagor and the Agent Bank entered into the Maximum Amount Property Mortgage Contract Regarding the Syndicated Loan Agreement for the Solar PV Industry Vertical Integration Product Project with the Annual Capacity of 500MW (hereinafter referred to as the “Mortgage Contract”) (No.: Changzhou Trina Solar Energy Co., Ltd. Syndicated Loan Mortgage No. 001), in accordance with the Mortgage Contract, the Mortgagor shall provide mortgage guarantee on the strength of its property in the interest of the Mortgagee (including Agricultural Bank of China Co., Ltd., Changzhou Branch, The Export-Import Bank of China, Nanjing Branch, Bank of Communications Co., Ltd., Changzhou Branch, China CITIC Bank Corporation Limited, Changzhou Branch and Bank of China Limited, Changzhou Branch).
NOW, THEREFORE, the Parties hereto confirm the properties of the Mortgagor for the purpose of guarantee hereunder are as follows:

			Quantity				Mortgaged	Mortgaged
		Title Certificate	and Unit				Value (Ten	Price (Ten
		of the Mortgage	(Square		Registration		Thousand	Thousand
No.	Name of Mortgage	and Serial No.	meter)	Location	Authority	Insurance	Yuan)	Yuan)	Remark
1	State-owned Land Use Rights	Chang Guo Yong (2008) No. 0247406	161475	Electronic Industry Park, Xinbei District	Changzhou Land and Resources Bureau		5878	5878
2	State-owned Land Use Rights	Chang Guo Yong (2008) No. 0262411	20700	Electronic Industry Park, Xinbei District	Changzhou Land and Resources Bureau		756	756
3	State-owned Land Use Rights	Chang Guo Yong (2009) No. 0305924	20923	Electronic Industry Park, Xinbei District	Changzhou Land and Resources Bureau		766	766
	Total		203098				7400	7400

The Mortgagor: Changzhou Trina Solar Energy Co., Ltd. (seal)
[sealed]
Legal Representative or Authorized Representative: (Signature)
/s/

The Agent Bank: Agricultural Bank of China Co., Ltd., Changzhou Xinbei Sub-Branch (seal)
[sealed]
Principal or Authorized Representative: (Signature)
/s/